FOR IMMEDIATE RELEASE

Contact:
Craig Eisenacher
Bristol West Insurance Group
Phone: (954) 316-5192

BRISTOL WEST REPORTS RECORD FIRST QUARTER EARNINGS, INCREASES QUARTERLY DIVIDEND TO SEVEN CENTS

DAVIE, Fla., May 9, 2005 -- Bristol West Holdings, Inc. (NYSE: BRW) today reported that its earnings for the quarter ended March 31, 2005, were $16.8 million, the highest quarterly earnings in the Company’s history. For the twelve months ended March 31, 2005, the Company had a return on average equity of 20.8 percent. The Company also announced that its Board of Directors has increased the quarterly dividend to $0.07 per share from $0.05 per share. The dividend will be payable on or before June 9 to shareholders of record on May 26.

Net income for the three months ended March 31, 2005 was $16.8 million compared to $14.5 million for the three months ended March 31, 2004, an increase of 16%. Net income per average fully diluted common share was $0.51 for the most recent three months compared to $0.48 for the year ago quarter. Net income for the first quarter of 2004 included charges of $1.4 million after tax related to the refinancing of the Company’s credit facilities and stock awards to employees in connection with the Company’s initial public offering in February 2004.

James R. Fisher, Chairman and CEO, said, “Despite continued competitive pressures, most notably in California, we are maintaining our underwriting discipline and our record earnings and strong ROE are the result of our focus. We continue to utilize our superior technology and analytics to target markets where we can grow profitably. This effort is resulting in significant growth outside of California and improvement in the geographic diversification of our business. We are very proud of the recently announced upgrade in our financial strength rating to B++ from A.M. Best. We have sufficient capital to support our growth and we have initiated a stock buy-back program and increased our dividend. With record quarterly earnings and strong capital position, we can return capital to our shareholders without compromising our focus on long term profitable growth.”

Highlights

Highlights for the quarter ended March 31, 2005:

•	A.M. Best Co. upgraded the financial strength rating of the Company’s four insurance companies to B++ (Very Good) during April 2005;

•	Increased number of agencies and brokerages with which we do business to approximately 6,600 as of March 31, 2005 from 6,300 as of December 31, 2004;

•	Increased point of sale underwriting to 88% of new business applications for the quarter;

•	Announced a $30 million stock buy-back program on March 14, and repurchased 434,100 shares of stock between that date and late March when the trading window closed.

Earnings Before Taxes

Net income before taxes increased 15% to $26.4 million for the first quarter of 2005 from $22.9 million in the corresponding period of 2004.

Written Premium and Fees

Gross written premium declined by 17% to $170.4 million for the quarter ended March 31, 2005 compared to $205.6 million for the same quarter of last year. Competition in California intensified during the quarter, and, as a result the Company’s California premium decreased by $48.3 million or 37% compared to the year ago quarter. The Company saw premiums in the aggregate increase in all other states, most significantly in Florida, Michigan, Texas, and South Carolina. The change in the provision for expected policy cancellations was not a factor in the quarter comparisons. The provision for expected policy cancellations adjusts the balances of premiums receivable and unearned premiums to amounts the Company expects to ultimately collect and earn.

Net written premium increased to $256.7 million from $99.8 million for the comparable quarter of 2004, an increase of 157%. The previously announced termination and commutation of the Company’s 2004 quota share treaty contributed a one time $106.3 million to the quarter’s net written premium, and the reduction in the percentage of gross written premium ceded under its quota share reinsurance treaties to 10% on business written in 2005 from 50% in 2004 added an additional $68.4 million.

Net earned premium and fees were $181.2 million in the first quarter of 2005 compared to $87.5 million in the comparable quarter of 2004, an increase of 107%. Similar to the increase in net written premium, the termination of the 2004 quota share treaty and the change in the cession percentage were the principal reasons for the increase.

Net Investment Income

Net investment income was $3.6 million for the quarter ended March 31, 2005, compared to $1.8 million for the same period of 2004, an increase of 100%. Investment income increased due to average invested assets having been significantly higher in the quarter ended March 31, 2005 compared to the year ago quarter. The Company’s initial public offering, which took place in February 2004, provided $113.4 million of net proceeds, and termination and commutation of the Company’s 2002-2004 quota share treaty resulted in the receipt of $196.6 million from the Company’s reinsurers on January 21, 2005.

Key Ratios

Because the Company has significantly reduced its quota share reinsurance cessions, the loss, expense and combined ratios are not comparable on a net (after reinsurance) basis. The Company’s gross combined ratio (before the effects of reinsurance) was 86.8% for the first quarter of 2005 compared to 84.2% for the same quarter of 2004. The gross loss ratio increased by 0.6 points to 59.6% for the first quarter of 2005 compared to 59.0% for the first quarter of 2004. Other underwriting expenses (acquisition related expenses) increased by 1.2 points to 8.8% for the most recent quarter compared to 7.6% for the year ago quarter. The increase is the result of a larger net deferral of underwriting costs in the first quarter of 2004 than in the first quarter of this year, due to the higher production in last year’s first quarter. Increased costs of being public and higher depreciation expense contributed to the increase in operating and general expenses.

On a net basis, the Company experienced $0.1 million of favorable development on loss and loss adjustment expenses related to prior years in the first quarter of 2005 compared to $1.3 million of adverse development in the first quarter of 2004.

Condensed Consolidated Balance Sheets

The Company terminated and commuted its 2002-2004 quota share reinsurance agreement effective January 1, 2005 and settled all balances receivable and payable with its reinsurers on January 21, 2005. The commutation significantly impacted the balance sheet as summarized below:

Cash received	$ 196,648
Reduction in receivables from reinsurers	(392,081)
Increase in deferred policy acquisition costs	30,609
Net (reduction) in assets	(164,824)

Reduction in reinsurance payables	(164,824)
Net (reduction) in liabilities	$ (164,824)

Supplemental Information - Reinsurance

For the three months ended March 31, 2005, the Company ceded $6.3 million of earned premium to all reinsurers, or approximately 4% of its gross earned premium. Losses and commissions recovered from reinsurers totaled $5.6 million, for a net pre-tax cost of reinsurance to the Company of $0.7 million, or 11% of ceded earned premium for the quarter ended March 31, 2005. The quota share accounted for 65% ($4.1 million) of the ceded earned premium with a net pre-tax cost excluding lost investment income to the Company of 3% of the ceded earned premium.

Regulatory Inquiries

Bristol West on April 21, 2005 received a subpoena from the Florida Office of Insurance Regulation requesting documents related to all reinsurance agreements to which the Company has been a party since January 1, 1998. On May 2, 2005 the Company received a subpoena from the Securities & Exchange Commission, seeking documents relating to "certain loss mitigation insurance products." The Company intends to cooperate fully. Other than the current quota share agreement, which incepted January 1, 2005, all of the material reinsurance agreements to which the Company has been a party have terminated and been settled, and the reinsurers have been released from all future liabilities under the agreements.

Share Repurchase Program

As previously announced, the Company’s Board of Directors has authorized the repurchase of up to $30 million of the Company’s outstanding common stock. Under this program, share purchases may be made from time to time in the open market depending on share price, market conditions, and other factors. During the quarter ended March 31, 2005, the Company repurchased 434,100 shares of its common stock at a cost of $6.8 million.

About Bristol West

Bristol West Holdings, Inc. began its operations in 1973, and provides non-standard private passenger automobile insurance exclusively through agents and brokers in 21 states. Bristol West is traded on the New York Stock Exchange under the symbol, BRW.

For more information about Bristol West, please visit our website, www.bristolwest.com.

This press release may contain statements that constitute "forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995." Statements in this press release not dealing with historical results may be forward-looking and are based on estimates, assumptions and projections. Forward-looking statements may be identified by words such as "believe", "expect", "may", "will", "should", "seek", "intend", "plan", "estimate", "anticipate" or the negative version of those words or other comparable terminology and similar statements of a future or forward-looking nature.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. Readers are advised to review the risk factors set forth in the company’s final prospectus dated February 11, 2004, and in its other documents filed with the United States Securities and Exchange Commission. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

BRISTOL WEST HOLDINGS, INC.
COMPARATIVE INCOME STATEMENTS
($ in thousands, except per share data)
(Unaudited)

	Three Months
	Ended March 31,
Income	2005	2004
Gross written premium	$ 170,350	$ 205,617
Net written premium	256,695	99,771
Gross earned premium	169,749	163,246

Net earned premium	$ 163,459	$ 69,609
Net investment income	3,633	1,805
Realized (loss) gain on investments, net	(1)	0
Fee income	17,766	17,850
Other income	748	613
Total income	185,605	89,877

Expenses
Losses and loss adjustment expenses incurred	107,765	47,566
Commissions and other underwriting expenses	40,815	9,497
Other operating and general expenses	9,265	7,064
Interest expense	968	651
Extinguishment of debt	0	1,613
Stock-based compensation	406	579
Total expenses	159,219	66,970

Income before federal and state income taxes	26,386	22,907

Federal and state income taxes	9,565	8,361
Net earnings	$ 16,821	$ 14,546
Net earnings before unusual charges*	$ 16,821	$ 15,938

Basic earnings per share	$ 0.53	$ 0.51
Diluted earnings per share	$ 0.51	$ 0.48
Diluted earnings per share before unusual charges	$ 0.51	$ 0.52
Weighted average common shares outstanding	31,518,617	28,477,799
Weighted average common shares outstanding
including potentially dilutive common shares	32,972,637	30,454,608

Loss ratio**	59.2%	54.0%
Expense ratio**	27.5%	18.8%
Combined ratio**	86.7%	72.8%

* Unusual charges in 2004 refers to charges related to the refinancing of the Company's credit facilities and stock awards to employees in connection with the Company's initial public offering.

** The Company includes Fee Income and Other Income in the denominator when calculating its loss and expense ratios for GAAP reporting.

BRISTOL WEST HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands, except share data)

	(Unaudited)
	March 31,	December 31,
	2005	2004

Assets
Total investments	$ 400,436	$ 283,568
Cash and cash equivalents	91,179	11,508
Reinsurance receivables	31,947	402,019
Receivables	182,969	183,247
Goodwill	101,611	101,611
Other assets	85,843	58,967
Total assets	$ 893,985	$ 1,040,920

Liabilities and Stockholders' Equity
Total policy liabilities	$ 432,999	$ 437,996
Reinsurance payables	20,242	166,513
Accounts payable and other liabilities	40,253	40,700
Long-term debt	72,850	73,388
Total liabilities	566,344	718,597

Total stockholders' equity	327,641	322,323
Total liabilities and stockholders' equity	$ 893,985	$ 1,040,920

Book value per share	$ 10.36	$ 10.11

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
(Unaudited)

GROSS WRITTEN PREMIUM PRODUCTION BY STATE
($ in millions)

	Three months ended
	March 31,		%
State	2005	2004	Change

California	$ 83.7	$ 132.0	-36.6%
Florida	25.2	22.9	10.0%
Michigan	22.5	17.5	28.6%
Texas	6.2	3.1	100.0%
South Carolina	6.1	4.0	52.5%
New Hampshire	3.8	2.9	31.0%
Maine	3.8	3.4	11.8%
Pennsylvania	3.4	4.0	-15.0%
Georgia	3.0	3.0	0.0%
Virginia	2.6	3.6	-27.8%
All Other (includes 11 states)	10.3	9.6	7.3%
Total	$ 170.6	$ 206.0	-17.2%

Change in expected policy cancellation provision	(0.2)	(0.4)	n/m

Total, net of change in expected policy cancellation provision	$ 170.4	$ 205.6	-17.1%

RECONCILIATION OF GROSS AND NET COMBINED RATIOS

	Three months ended
	March 31,		%
Ratio	2005	2004	Change

Gross Loss Ratio	59.6%	59.0%	0.6%
Gross Expense Ratio	27.2%	25.2%	2.0%
Gross Combined Ratio	86.8%	84.2%	2.6%

Effect of Reinsurance	-0.1%	-11.4%	11.3%
Net Combined Ratio, as Reported	86.7%	72.8%	13.9%

Page

BRISTOL WEST HOLDINGS, INC.
SUPPLEMENTAL DATA
($ in thousands)
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Underwriting Results Before Reinsurance

Revenues
Gross earned premium	$ 169,749	$ 163,246

Expenses
Losses and adjustment expenses incurred	112,170	107,119
Commissions	25,398	24,949
Other underwriting expenses	16,636	13,730
Other operating and general expenses	9,265	7,064
Total underwriting expenses	163,469	152,862
Gross underwriting result	6,280	10,384
Fee and other income	18,514	18,463
Pretax underwriting income	$ 24,794	$ 28,847

Reinsurance Ceded Results

Revenues
Ceded earned premium	$ 6,290	$ 93,637

Expenses
Ceded losses and adjustment expenses incurred	4,405	59,553
Ceding commissions	1,219	29,182
Total underwriting expenses	5,624	88,735
Ceded underwriting income	$ 666	$ 4,902

Net Underwriting Results

Revenues
Net earned premium	$ 163,459	$ 69,609

Expenses
Net losses and loss adjustment expenses incurred	107,765	47,566
Commissions - net of reinsurance	24,179	(4,233)
Other underwriting expenses	16,636	13,730
Other operating and general expenses	9,265	7,064
Total underwriting expenses	157,845	64,127

Net underwriting result	5,614	5,482
Fee and other income	18,514	18,463
Pretax underwriting income	$ 24,128	$ 23,945

	March 31,
Reinsurance Balances	2005	2004
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	$ 11,658	$ 148,768
Prepaid reinsurance	15,965	107,246
Ceding commission receivable	4,324	100,323
Reinsurance payables	(20,242)	(168,513)
Net balance	$ 11,705	$ 187,824